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                                                              EXHIBIT 99.1


                                    EXX INC.




      FOR IMMEDIATE RELEASE                        CONTACT:  BARRY BORODKIN
                                                                   EXX INC.
                                                             (212/242-5444)



                           EXX INC. ANNOUNCES
                  PURCHASE OF NEWCOR, INC. COMMON STOCK

LAS VEGAS, NEVADA (OCTOBER 29, 1999) - EXX Inc. (AMEX SYMBOLS: EXXa and EXXb) announced today that it has acquired a 12.1% stake in NEWCOR, Inc. (AMEX
SYMBOL: NER). According to the Schedule 13D filed today by EXX and its Chairman, David A. Segal, EXX reported direct beneficial ownership of 596,300 shares of common stock, $1.00 par value, of Newcor and Segal reported the acquisition of 24,000 shares held personally by him. Together, the holdings represent 12.6% of the outstanding common stock of Newcor.

    As part of its overall business strategy, EXX has historically identified and acquired or invested in underperforming or distressed businesses with a view to utilizing its turnaround strategies and expertise to improve operations and financial performance of the business, resulting in an increase in value. Consistent with such strategy, EXX has purchased and held the shares of Newcor common stock reported in the Schedule 13D. EXX currently intends to utilize the Newcor common stock reported by it to participate in a turnaround of Newcor's recent financial performance, possibly by consulting with management regarding appropriate turnaround strategies or by seeking to obtain control of Newcor. EXX does not have any definitive plan at this time with respect to the manner in which it intends to participate in a turnaround in Newcor's financial performance. However, in seeking to optimize its investment in Newcor, EXX's strategy may, depending on market conditions and other factors, include seeking to obtain control of Newcor by commencing a tender offer for additional shares of Newcor common stock, soliciting proxies for the election of a slate of designees of EXX to the Board of Directors of Newcor, or other transaction or series of transactions which would result in the acquisition by EXX of control of Newcor. Segal purchased the shares of Newcor common stock reported today as a part of his personal investment portfolio. Segal intends to coordinate his future investment and voting decisions as to such shares with those of EXX.

    In addition, subject to availability at prices deemed favorable, EXX may acquire additional shares of Newcor common stock from time to time in the open market, in privately negotiated transactions or otherwise. EXX also may dispose of shares of Newcor common stock from time to time in the open market, in privately negotiated transactions or otherwise.

    Except as set forth herein, EXX and Segal have no oral or written agreements, understandings or arrangements for the purpose of acquiring, holding, voting or disposing of any securities of Newcor or otherwise with respect to Newcor. Although the foregoing represents the range of activities presently contemplated by EXX with respect to Newcor and the Newcor common stock, it should be noted that the possible activities of EXX are subject to change at any time.

    EXX Inc. is a Las Vegas, Nevada-based holding company engaged in the design production and sale of consumer goods in the form of "impulse toys," watches and kites; and electric motors and cable pressurization equipment for the telecommunications industry.


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    Newcor, Inc. is a Delaware corporation with its principal executive offices located in Bloomfield Hills, Michigan. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Company 10-K and filings with the SEC: Newcor, Inc. is organized into three operating segments which are operated through wholly owned subsidiaries: Precision Machined Products, Rubber and Plastic and Special Machines. The Precision Machined Products segment produces transmission, powertrain and engine components and assemblies primarily for the automotive, medium and heavy duty truck, and agricultural vehicle industries. The Rubber and Plastic segment produces cosmetic and functional seals and boots and functional engine compartment products primarily for the automotive industry. The Special Machines segment designs and manufactures welding, assembly, forming, heat treating and testing machinery and equipment for the automotive, appliance and other industries. On October 21, 1999, Newcor issued a press release which stated that sales for the nine months ended September 30, 1999 were $190.8 million and that net income for the same period was a loss of $2.0 million.

Statements EXX Inc. may publish that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although EXX Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause EXX Inc.'s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from EXX Inc.'s expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.

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